INVESTMENT AGREEMENT
                             --------------------

      INVESTMENT AGREEMENT, dated as of May 2, 1997 (this "Agreement"), by and among SEVEN NETWORK LIMITED, a corporation organized under the laws of the Commonwealth of Australia ("Seven"); TRACINDA CORPORATION, a corporation organized under the laws of the State of Nevada ("Tracinda"); and P&F ACQUISITION CORP., a corporation organized under the laws of the State of Delaware ("P&F").

      A. P&F is a party to a Stock Purchase Agreement (the "Orion Stock Purchase Agreement"), of even date herewith, among Metromedia International Group, Inc., a corporation organized under the laws of the State of Delaware ("Metromedia"), Orion Pictures Corporation, a corporation organized under the laws of the State of Delaware ("Orion"), and P&F, relating to the purchase by P&F of all of the outstanding capital stock of Orion.

      B. Seven and Tracinda are parties to a Stock Option Agreement (the "Seven Option Agreement"), dated as of October 10, 1996, between Seven and Tracinda, relating to 100,000 shares (the "Seven Option Shares") of the Series A Convertible Preferred Stock of P&F (the "Preferred Stock").

      C. Concurrently with the execution, and pursuant to the terms, of the Orion Stock Purchase Agreement, and related documents and agreements, the parties hereto have agreed to enter into an agreement embodying the terms specified herein.

      Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows;

                               ARTICLE I
                              DEFINITIONS

      1.1.  The following terms, as used herein, have the following meanings:

      "Additional Shares" has the meaning given in Section 2.1.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

      "Common Stock" means the common stock, par value $.01 per share, of P&F.

      "Consent and Waiver" means a Consent and Waiver to have been entered into by Mr. Mancuso and each of the Other Executives relating to the transactions contemplated herein.

      "Investors Shareholder Agreement" means the Investors Shareholder Agreement, dated as of October 10, 1996, by and among Seven, Tracinda, P&F, MGM and Mr. Mancuso.

      "MGM" means Metro-Goldwyn-Mayer Inc., a corporation organized under the laws of the State of Delaware.

      "Metromedia" has the meaning given in the Preamble.

      "Mr. Mancuso" means Frank G. Mancuso.

      "Option" means a Series A Option or a Series B Option issued under the Plan, as applicable.

      "Option Closing" has the meaning given in Section 3.1.

      "Orion Closing" has the meaning given in Section 2.1.

      "Orion Stock Purchase Agreement" has the meaning given in the Preamble.

      "Orion Transaction" means the acquisition by P&F of the outstanding capital stock of Orion on the terms and conditions set forth in the Orion Stock Purchase Agreement and any related transactions contemplated by the Orion Stock Purchase Agreement.

      "Orion" has the meaning given in the Preamble.

      "Other Executives" means the parties specified on the signature pages to the Shareholders Agreement other than P&F, MGM, Seven, Tracinda and Mr. Mancuso.

      "Plan" means the P&F Acquisition Corp. and Metro-Goldwyn-Mayer, Inc. 1996 Management Stock Option and Bonus Plan.

      "Preferred Stock" has the meaning given in the Preamble.

      "Seven Option Agreement" has the meaning given in the Preamble.

      "Seven Option Shares" has the meaning given in the Preamble.

      "Shareholders Agreement" means the Shareholders Agreement, dated as of October 10, 1996, by and among Seven, Tracinda, P&F, MGM, Mr. Mancuso, and the Executives.

                              ARTICLE II
           ACQUISITION OF ADDITIONAL SHARES OF COMMON STOCK

      2.1. Simultaneously with the closing (the "Orion Closing") of the Orion Transaction, Tracinda shall purchase from P&F, and P&F shall issue and sell to Tracinda, 321,000 shares of Common Stock (the "Tracinda Additional Shares") for a purchase price of $1,000 per share, or an aggregate purchase price of $321 million (the "Tracinda Purchase Price"). Simultaneously with the Orion Closing, Seven shall purchase from P&F, and P&F shall issue and sell to Seven, 39,000 shares of Common Stock (the "Seven Additional Shares" and, together with the Tracinda Additional Shares, the "Additional Shares"), for a purchase price of $1,000 per share, or an aggregate purchase price of $39 million (the "Seven Purchase Price").

      2.2. Tracinda and Seven shall pay the Tracinda Purchase Price and the Seven Purchase Price, respectively, for the Additional Shares to be purchased by it, simultaneously with the Orion Closing, by wire transfer of immediately available funds to an account or accounts of P&F designated in writing by P&F to each of Tracinda and Seven at least three Business Days before the Orion Closing.

      2.3. At the Orion Closing, P&F shall deliver to each of Tracinda and Seven a certificate representing the shares of Common Stock being issued to such purchaser, with such legends affixed to the reverse thereof as are required by Section 4.1(b) of the Shareholders Agreement and Section 4.1(c) of the Investors Shareholder Agreement. Each of the parties hereto acknowledges and agrees that the Additional Shares are subject to the terms of the Shareholders Agreement and the Investors Shareholder Agreement.

                              ARTICLE III
                          EXERCISE OF OPTION

      3.1. Seven hereby irrevocably and unconditionally exercises its option pursuant to Section 1(b) of the Seven Option Agreement to acquire the Seven Option Shares from Tracinda. The closing of the sale of such shares of Preferred Stock under such option exercise (the "Option Closing") shall take place at the earlier of (i) June 30, 1997 or (ii) the Orion Closing. At the Option Closing, Seven shall deliver to Tracinda the option exercise price of $100.0 million plus the Option Payment Amount (as defined in Section 1(c) of the Seven Option Agreement) for the Commitment Payment Period (as defined in
Section 1(c) of the Seven Option Agreement) then ending by wire transfer of immediately available funds to an account or accounts designated in writing by Tracinda to Seven at least three Business Days before the Option Closing, and Tracinda shall deliver to Seven a certificate for the Seven Option Shares in the name of Seven or accompanied by a duly executed stock power.

      3.2. P&F hereby agrees to record the transfer of the Seven Option Shares on the books of P&F, and to issue a certificate in the name of Seven representing the Seven Option Shares upon the request of Tracinda or Seven, upon receipt by P&F of the certificate representing the shares to be transferred by Tracinda, together with a duly endorsed stock power, and any representation P&F shall reasonably request with respect to Seven's investment intent. Any certificate for the Seven Option Shares issued in the name of Seven shall have such legends affixed to the reverse thereof as are required by Section 4.1(b) of the Shareholders Agreement and Section 4.1(c) of the Investors Shareholder Agreement.

      3.3. This Agreement constitutes the notice required with respect to such option exercise under Section 1(d) of the Seven Option Agreement. At the Option Closing, Tracinda agrees to deliver shares of Preferred Stock that comply with the title and absence of restrictions requirements of Section 2(b) of the Seven Option Agreement. To the extent any of the terms of this
Article III are inconsistent with the notice and closing provisions set forth in Section 1 of the Seven Option Agreement, the Seven Option Agreement shall be deemed to be amended to be consistent with this Article III.

      3.4. Each of the parties hereto agrees that the sale hereunder of the Seven Option Shares complies with the terms of the Shareholders Agreement and Investor Shareholders Agreement relating to the transfer of interests in the capital stock of P&F and consents to such sale. Each of the parties hereto acknowledges and agrees that the Seven Option Shares are subject to the terms of the Shareholders Agreement and the Investor Shareholder Agreement.

                              ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES

      4.1. Representations and Warranties of P&F. P&F hereby represents and warrants to the other parties hereto as follows: (i) P&F has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions set forth in Articles II and III hereof; (ii) the execution and delivery by P&F of this Agreement, and the consummation by P&F of the transactions set forth in Articles II and III hereof, have been duly authorized by all necessary corporate action on the part of P&F, including, but not limited to, Unanimous Investor/Mancuso Approval; (iii) all of the transactions contemplated by the Orion Stock Purchase Agreement have received Unanimous Investor/Mancuso Approval; (iv) this Agreement has been duly executed and delivered by P&F and constitutes a valid and binding obligation of P&F enforceable against P&F in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or general principles of equity; (v) no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, P&F in connection with the execution and delivery of this Agreement by P&F or the consummation by P&F of the transactions set forth in Articles II and III hereof; (vi) the execution and delivery of this Agreement by P&F and the consummation of the transactions set forth in Articles II and III hereof by P&F does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to P&F or any material agreement to which P&F is a party; (vii) when issued and paid for in accordance with the provisions of Article II hereof, the shares of Common Stock sold to Tracinda and Seven pursuant to
Article II hereof shall be duly authorized, validly issued, fully paid, nonassessable, and free of any claims or encumbrances, other than (a) any claims or encumbrances resulting from actions taken by Tracinda or Seven with respect to the shares to be received by it hereunder, or (b) pursuant to the Investors Shareholder Agreement or the Shareholders Agreement; and (viii)(r) P&F has received an executed Consent and Waiver from Mr. Mancuso and at least a majority of the Other Executives who, collectively with Mr. Mancuso, constitute holders of a majority of the outstanding Series A Options and outstanding Series B Options, (s) each Consent and Waiver executed on or prior to the date hereof is in full force and effect on the date hereof, each Consent and Waiver will be in full force and effect as of the Closing Date, and each Consent and Waiver is, and on the Closing Date will be, valid, binding, and enforceable against the party who signed it, and (t) executed Consents and Waivers received by P&F represent Options constituting at least a Majority-in-Interest (as defined in the Plan).

      4.2. Representations and Warranties of Seven. Seven hereby represents and warrants to the other parties hereto as follows: (i) Seven has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions set forth in Articles II and III hereof; (ii) the execution and delivery by Seven of this Agreement, and the consummation by Seven of the transactions set forth in Articles II and III hereof, have been duly authorized by all necessary corporate action on the part of Seven;
(iii) this Agreement has been duly executed and delivered by Seven and constitutes a valid and binding obligation of Seven enforceable against Seven in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or general principles of equity; (iv) no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign is required by, or with respect to, Seven in connection with the execution and delivery by Seven of this Agreement or the consummation by Seven of the transactions set forth in Articles II and III hereof; and (v) the execution and delivery by Seven of this Agreement and the consummation by Seven of the transactions set forth in Articles II and III hereof does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to Seven or any material agreement to which Seven is a party.

      4.3. Representations and Warranties of Tracinda. Tracinda hereby represents and warrants to the other parties hereto as follows: (i) Tracinda has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions set forth in Articles II and III hereof;
(ii) the execution and delivery by Tracinda of this Agreement, and the consummation by Tracinda of the transactions set forth in Articles II and III hereof, have been duly authorized by all necessary corporate action on the part of Tracinda; (iii) this Agreement has been duly executed and delivered by Tracinda and constitutes a valid and binding obligation of Tracinda enforceable against Tracinda in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or general principles of equity; (iv) no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, Tracinda in connection with the execution and delivery of this Agreement by Tracinda or the consummation by Tracinda of the transactions set forth in Articles II and III hereof; (v) the execution and delivery of this Agreement by Tracinda and the consummation by Tracinda of the transactions set forth in Articles II and III hereof does not conflict with, or result in a breach. of, any law or regulation of any governmental authority applicable to Tracinda or any material agreement to which Tracinda is a party, and (vi) the Seven Option Shares, upon exercise of the option and payment therefor in accordance with Article III hereof and the Seven Option Agreement, will be transferred to Seven or its permitted assignee free and clear of all liens, claims, charges, encumbrances or other similar restrictions, other than the restrictions specified in the Shareholders Agreement and the Investors Shareholder Agreement.

                               ARTICLE V
                               COVENANTS

      5.1. Subject to the terms and conditions of this Agreement, each party hereto will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or reasonably desirable to consummate the transactions contemplated by this Agreement.

      5.2. P&F shall seek to obtain, prior to the Orion Closing, an executed Consent and Waiver from each holder of Options who has not delivered a Consent and Waiver prior to the execution of this Agreement. Following the Closing, P&F shall seek to obtain, upon the execution by any Other Executive of a Stock Option Agreement after the date of the Orion Closing which relates to any Option granted prior to the Orion Closing, a Consent and Waiver from such Other Executive.

                              ARTICLE VI
                         CONDITIONS TO CLOSING

      The obligations of each of Seven, Tracinda and P&F to consummate its obligations pursuant to Article II hereof are subject to the satisfaction on or prior to the Orion Closing of each of the following conditions:

      6.1. All of the conditions to the obligations of the parties to the Orion Stock Purchase Agreement to be performed at or prior to the Orion Closing shall have been satisfied or waived, and the Orion Closing shall occur simultaneously with the consummation of the transactions set forth in
Article II hereof.

      6.2. The New Orion Credit Facility (as defined in the Orion Stock Purchase Agreement) shall be in full force and effect, with full funds available thereunder, on substantially the terms and conditions set forth in the Bank Commitment Letter (as defined in the Orion Stock Purchase Agreement).

      6.3. (a) Each other party hereto shall have performed and satisfied each of its obligations hereunder required to be performed or satisfied hereunder at or prior to the Orion Closing, (b) each of the representations and warranties of each other party hereto contained in this Agreement shall be true and correct, at and as of the date of the Orion Closing, with the same force and effect as if made on the date of the Orion Closing, (c) each party hereto shall have received a certificate of an officer of each other party hereto, that the foregoing is true and correct as to such party.

                              ARTICLE VII
                          GENERAL PROVISIONS

      7.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

      If to P&F, to:

            P&F Acquisition Corp.
            2500 Broadway
            Santa Monica, CA 90404-3061
            Attention:  General Counsel
            Telephone:  (310) 449-3993
            Telecopy:  (310) 449-3011

      with a copy to:

            Gibson, Dunn & Crutcher LLP
            333 South Grand Avenue
            Los Angeles, CA 90071
            Attention:  Bruce Meyer
            Telephone:  (213) 229-7979
            Telecopy:  (213) 229-7520

            Tracinda Corporation
            4835 Koval Lane
            Las Vegas, NV 89109
            Attention:  Richard E. Sobelle
            Telephone:  (702) 737-8060
            Telecopy:  (702) 737-1177

      If to Tracinda, to:

            Tracinda Corporation
            4835 Koval Lane
            Las Vegas, NV 89109
            Attention:  Secretary/Treasurer
            Telecopy:  (702) 737-1177

      with a copy to:

            Fried, Frank, Harris, Shriver & Jacobson
            One New York Plaza
            New York, NY 10004
            Attention:  Stephen Fraidin, P.C.
            Telephone:  (212) 859-8140
            Telecopy:  (212) 859-4000

      If to Seven, to:

            Seven Network Limited
            c/o Culmen Group, L.P.
            201 Main Street
            Suite 1955
            Fort Worth, TX 76102
            Attention:  Michael R. Gleason
            Telephone:  (817) 335-6999
            Telecopy:  (817) 870-1384

      and:

            ATN7
            Mobbs Lane
            Epping NSW 2121, Australia
            Attention:  Gary Rice, Managing Director
            Telephone:  (612) 877-7004
            Telecopy:  (612) 877-7882 or (612) 877-7111

      with a copy to:

            Kelly, Hart & Hallman
            201 Main Street
            Fort Worth, TX 76102
            Attention:  F. Richard Bernasek
            Telephone:  (817) 332-2500
            Telecopy:  (817) 878-9280

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

      7.2. Expenses. Subject to the occurrence of the Orion Closing, P&F shall pay all out-of-pocket expenses (including, but not limited to, attorneys' fees and expenses) incurred by Tracinda and Seven, in connection with the Orion Transaction and the transactions contemplated by this Agreement, promptly upon the delivery to P&F of documentation thereof.

      7.3. Assignment; Binding Effect; Benefit; Successors. (a) Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise); provided, however, that each of Tracinda and Seven may assign its rights under this Agreement to any of their respective direct or indirect wholly owned Subsidiaries so long as (i) such assignee agrees to be bound by the terms of this Agreement to the same extent as the applicable assignor, pursuant to a written agreement with P&F that is reasonably acceptable to it,
(ii) the applicable assignor continues to be bound by, and is not released from, any of its obligations under this Agreement and (iii) the applicable assignor will cause the applicable direct or indirect wholly owned subsidiary to continue to be a direct or indirect wholly owned subsidiary of the applicable assignor for so long as such assignee shall have any rights under this Agreement. For the purpose of this Agreement, all capital stock of P&F owned by any direct or indirect wholly owned Subsidiary of Tracinda or Seven, as applicable, shall be deemed owned by Tracinda or Seven, as applicable. Subject to the first sentence of this Section 7.3(a), this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided in this Agreement, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      (b) In the event that P&F or MGM shall enter into a merger, consolidation or other similar type transaction, all of the terms of this Agreement relating to P&F and MGM, as applicable, shall apply to the surviving corporation.

      7.4. Entire Agreement. This Agreement, the exhibits and schedules hereto and any certificate delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral and written) among the parties with respect thereto.

      7.5. Certain Remedies. If either Seven or Tracinda shall not purchase Additional Shares at the Orion Closing as required by Article II hereof, the other Investor shall have the right, but not the obligation, to purchase such other Investor's Additional Shares pursuant to Article II hereof. The decision by an Investor to purchase shares of Common Stock which the other Investor had been obligated to purchase pursuant to Article II hereof shall not be deemed to affect or eliminate any other remedy available to any other party hereto under applicable law or the terms of this Agreement. In addition, if financing in addition to the sum of (a) the Tracinda Purchase Price, (b) the Seven Purchase Price, and (c) any available bank financing, is required for P&F to consummate the Orion Transaction, then Tracinda shall have the right, but not the obligation, to provide such additional financing by purchasing additional shares of Common Stock at the same purchase price per share, and on the same terms and conditions, as provided in Article II with respect to the Tracinda Additional Shares.

      7.6. Termination. The obligations of the parties under Article II hereof shall terminate without further action upon the termination of the Orion Stock Purchase Agreement in accordance with the terms thereof. Except as expressly provided in this Section 7.6, this Agreement shall only be terminable upon the written agreement of all parties hereto.

      7.7. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

      7.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles which would require the application of the laws of any other State). Each party hereto hereby consents to process being served in any action or proceeding in respect of this Agreement by the mailing of a copy thereof to the address set forth in Section 7.1 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 7.8 shall affect or eliminate any right to serve process in any other matter permitted by law.

      7.9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

      7.10. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

      7.11. Interpretation. In this Agreement unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, "including" shall mean including, without limitation, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

      7.12. Incorporation of Exhibits and Schedules. All exhibits and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      7.13. Severability. Any term or provisions of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      7.14. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware court, this being in addition to any other remedy to which they may be entitled at law or in equity.

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                       SEVEN NETWORK LIMITED

                                       By:
                                           Kerry Stokes
                                           Chairman


                                       TRACINDA CORPORATION

                                       By:
                                           Anthony Mandekic
                                           Secretary/Treasurer


                                       P&F ACQUISITION CORP.

                                       By:
                                           David G. Johnson
                                           Executive Vice President

The undersigned, an indirect wholly
owned subsidiary of Seven Network
Limited, hereby agrees to be bound by
the terms of this Agreement to the same
extent as Seven Network Limited.

MILTONSTAR PTY LIMITED

By:
     Kerry Stokes
     Chairman